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Exhibit 4.12

COMMON STOCK WARRANT

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

WARRANT TO PURCHASE 154,639 SHARES OF COMMON STOCK

Dated:    March 14, 2008

        THIS CERTIFIES THAT, for value received, Oxford Finance Corporation, ("Holder") is entitled to subscribe for and purchase 154,639 shares of the fully paid and non-assessable Common Stock ("the Shares") of Metabasis Therapeutics, Inc., a Delaware corporation (the "Company"), at the Warrant Price (as hereinafter defined), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein, the term "Common Stock" shall mean the Company's presently authorized Common Stock, and any stock into which such Common Stock may hereafter be exchanged.

        1.    Warrant Price.    The Warrant Price shall initially be $1.94 per share, subject to adjustment as provided in Section 6 below.

        2.    Conditions to Exercise.    The purchase right represented by this Warrant may be exercised at any time, or from time to time, in whole or in part during the term commencing on the date hereof and ending

  10 years from March 14, 2008;

provided, however, that in the event of an "Acquisition" as defined in Section 3(e)(iv), this Warrant shall terminate at an earlier date pursuant to the terms of Section 3(e)(i)-(iii), as appropriate.

        3.    Method of Exercise; Payment; Issuance of Shares; Issuance of New Warrant.

    (a)
    Cash Exercise.    Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised by the Holder hereof, in whole or in part, by the surrender of this Warrant (with a duly executed Notice of Exercise in the form attached hereto) at the principal office of the Company (as set forth in Section 17 below) and by payment to the Company, by check, of an amount equal to the then applicable Warrant Price per share multiplied by the number of shares then being purchased. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased shall be in the name of, and delivered to, the Holder hereof, or as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder hereof of any applicable transfer taxes). Such delivery shall be made within 10 days after exercise of the Warrant and at the Company's expense and, unless this Warrant has been fully exercised or expired, a new Warrant having terms and conditions identical to this Warrant and representing the portion of the Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to the Holder hereof within 10 days after exercise of the Warrant.

    (b)
    Net Issue Exercise.    In lieu of exercising this Warrant pursuant to Section 3(a), Holder may elect to receive shares equal to the value of this Warrant (or of any portion thereof remaining unexercised) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to Holder the number of shares of the Common Stock computed using the following formula:

X	=	Y (A-B) A

      Where X = the number of shares of Common Stock to be issued to Holder.

      Y = the number of shares of Common Stock purchasable under this Warrant (at the date of such calculation).

      A = the Fair Market Value of one share of the Company's Common Stock (at the date of such calculation).

      B = Warrant Price (as adjusted to the date of such calculation).

    (c)
    Fair Market Value.    For purposes of this Section 3, Fair Market Value of one share of the Company's Common Stock shall mean:

    (i)
    The average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary, or the average of, the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq Stock Market or on any exchange on which the Common Stock is listed, whichever is applicable, as published in The Wall Street Journal over the 10 trading days prior to the date of determination of fair market value; or

    (ii)
    In the event of an exercise in connection with a merger, acquisition or other consolidation as described in Section 3(e), the per share Fair Market Value for the Common Stock shall be the value to be received per share of Common Stock by all holders of the Common Stock in such transaction; or

    (iii)
    If the Common Stock is not publicly traded, the per share fair market value of the Common Stock shall be as determined in good faith by the Company's Board of Directors unless Holder elects to have such fair market value determined by an appraiser, which election must be made by Holder within 10 business days of the date the Company notifies Holder of the fair market value as determined by its Board of Directors. In the event of such an appraisal, the cost thereof shall be borne by the Holder unless such appraisal results in a fair market value in excess of 115% of that determined by the Company's Board of Directors, in which event the Company shall bear the cost of such appraisal.

        In the event of Section 3(c)(ii) or 3(c)(iii), above, the Company's Board of Directors shall prepare a certificate, to be signed by an authorized Officer of the Company, setting forth in reasonable detail the basis for and method of determination of the per share Fair Market Value of the Common Stock. The Board will also certify to the Holder that this per share Fair Market Value will be applicable to all holders of the Company's Common Stock. Such certification must be made to Holder at least ten (10) business days prior to the proposed effective date of the merger, consolidation, sale, or other triggering event as defined in 3(c)(ii).

    (d)
    Automatic Exercise.    In the event that, upon its expiration, the Fair Market Value of one share of the Company's common stock as determined in accordance with Section 3(c) hereof is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised as to all Shares for which it shall not previously have been exercised, and the Company shall promptly deliver a certificate representing the Shares issued upon such exercise to Holder.

    (e)
    Treatment of Warrant Upon Acquisition of Company.

    (i)
    Holder agrees that, in the event of an Acquisition (as defined below) in which the sole consideration is cash, either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide the Holder with written notice of such Acquisition (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice) not less than 10 days prior to the closing of the proposed Acquisition.

    (ii)
    Holder agrees that, in the event of a stock for stock Acquisition of the Company by a publicly traded acquirer if, on the record date for the Acquisition, the fair market value of the Shares (or other securities issuable upon exercise of this Warrant) is equal to or greater than two times the Warrant Price, the Warrant shall be deemed automatically exercised and the Holder shall participate in the Acquisition as a holder of the Shares (or other securities issuable upon exercise of the Warrant) on the same terms as other holders of the same class of securities of the Company.

    (iii)
    Upon the closing of any Acquisition other than those particularly described in subsections (i) or (ii) above, the successor entity shall assume the obligations of the Warrant, and the Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly.

    (iv)
    For the purpose of this Warrant, "Acquisition" means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

        4.    Representations and Warranties of Holder and Restrictions on Transfer Imposed by the Securities Act of 1933.

    (a)
    Representations and Warranties by Holder.    The Holder represents and warrants to the Company with respect to this purchase as follows:

    (i)
    The Holder has substantial experience in evaluating and investing in private placement transactions of securities of companies similar to the Company so that the Holder is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its interests.

    (ii)
    The Holder is acquiring the Warrant and the Shares of Common Stock issuable upon exercise of the Warrant (collectively the "Securities") for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. The Holder understands that the Securities have not been registered under the Securities Act of 1933, as amended (the "Act") by reason of a specific exemption from the registration provisions of the Act, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. In this connection, the Holder understands that, in the view of the Securities and Exchange Commission (the "SEC"), the statutory basis for such exemption may be unavailable if this representation was predicated solely upon a present intention to hold the Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities or for a period of one year or any other fixed period in the future.

      (iii)
      The Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Act ("Rule 144") which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, in case the securities being sold by a non-affiliate, the existence of a public market for the shares, the availability of certain public information about the Company, and the resale occurring not less than six months after a party has purchased and paid for the security to be sold.

      (iv)
      The Holder further understands that at the time the Holder wishes to sell the Securities there may be no public market upon which such a sale may be effected, and that even if such a public market exists, the Company may not be satisfying the current public information requirements of Rule 144, and that in such event, the Holder may be precluded from selling the Securities under Rule 144 unless a) a one-year minimum holding period has been satisfied and b) the Holder was not at the time of the sale nor at any time during the three-month period prior to such sale an affiliate of the Company.

      (v)
      The Holder has had an opportunity to discuss the Company's business, management and financial affairs with its management and an opportunity to review the Company's facilities. The Holder understands that such discussions, as well as the written information issued by the Company, were intended to describe the aspects of the Company's business and prospects which it believes to be material but were not necessarily a thorough or exhaustive description.

      (vi)
      The Holder is an "accredited investor" within the meaning of Regulation D promulgated under the Act.

    (b)
    Legends.    Each certificate representing the Securities shall be endorsed with the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, A "NO ACTION" LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION, OR (IF REASONABLY REQUIRED BY THE COMPANY) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

        The Company need not enter into its stock register a transfer of Securities unless the conditions specified in the foregoing legend are satisfied. The Company may also instruct its transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied.

    (c)
    Removal of Legend and Transfer Restrictions.    The legend relating to the Act endorsed on a certificate pursuant to paragraph 4(b) of this Warrant and the stop transfer instructions with respect to the Securities represented by such certificate shall be removed and the Company shall issue a certificate without such legend to the Holder of the Securities if (i) the Securities are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available or (ii) the Holder provides to the Company an opinion of counsel for the Holder reasonably satisfactory to the Company, or a no-action letter or interpretive opinion of the staff of the SEC reasonably satisfactory to the Company, to the effect that public sale, transfer or assignment of the Securities may be made without registration and without compliance with any restriction such as Rule 144.

        5.    Condition of Transfer or Exercise of Warrant.    It shall be a condition to any transfer or exercise of this Warrant that at the time of such transfer or exercise, the Holder shall provide the Company with a representation in writing that the Holder or transferee is acquiring this Warrant and the shares of Common Stock to be issued upon exercise hereof, for investment purposes only and not with a view to any sale or distribution, or will provide the Company with a statement of pertinent facts covering any proposed distribution. As a further condition to any transfer of this Warrant or any or all of the shares of Common Stock issuable upon exercise of this Warrant, other than a transfer registered under the Act, the Company must have received a legal opinion, in form and substance reasonably satisfactory to the Company and its counsel, reciting the pertinent circumstances surrounding the proposed transfer and stating that such transfer is exempt from the registration and prospectus delivery requirements of the Act. Each certificate evidencing the shares issued upon exercise of the Warrant or upon any transfer of the shares (other than a transfer registered under the Act or any subsequent transfer of shares so registered) shall, at the Company's option, contain a legend in form and substance satisfactory to the Company and its counsel, restricting the transfer of the shares to sales or other dispositions exempt from the requirements of the Act.

        As further condition to each transfer, the Holder shall surrender this Warrant to the Company and the transferee shall receive and accept a Warrant, of like tenor and date, executed by the Company.

        6.    Stock Fully Paid; Reservation of Shares.    All Shares, which may be issued upon the exercise of the rights represented by this Warrant, will, upon issuance, be fully paid and non-assessable, and free from all taxes, liens, and charges with respect to the issue thereof other than any such taxes, liens or changes created by or imposed upon the Holder through no action by the Company. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for issuance upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

        7.    Adjustment for Certain Events.    In the event of changes in the outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, reclassifications, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under the Warrant in the aggregate and the Warrant Price shall be correspondingly adjusted, as appropriate, by the Board of Directors of the Company. The adjustment shall be such as will give the Holder of this Warrant upon exercise for the same aggregate Warrant Price the total number, class and kind of shares as it would have owned had the Warrant been exercised prior to the event and had it continued to hold such shares until after the event requiring adjustment.

        8.    Notice of Adjustments.    Whenever any Warrant Price shall be adjusted pursuant to Section 7 hereof, the Company shall prepare a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and number of shares issuable upon exercise of the Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by certified or registered mail, return receipt required, postage prepaid) within 30 days of such adjustment to the Holder of this Warrant as set forth in Section 18 hereof.

        9.    "Market Stand-Off" Agreement.    Holder hereby agrees that for a period of up to 180 days (or such longer period after the expiration of such 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation) following the effective date of any registration statement of the Company covering common stock (or other securities) to be sold on its behalf of the Company in an underwritten public offering, it will not, to the extent requested by the Company and any underwriter, sell or otherwise transfer or dispose of (other than to designees or transferees who agree to be similarly bound) any of the Shares at any time during such period except common stock included in such registration; provided, however, that all officers and directors of the Company who hold securities of the Company or options to acquire securities of the Company and all other persons with registration rights enter into similar agreements.

        10.    Transferability of Warrant.    This Warrant is transferable on the books of the Company at its principal office by the registered Holder hereof upon surrender of this Warrant properly endorsed, subject to compliance with Section 5 and applicable federal and state securities laws. The Company shall issue and deliver to the transferee a new Warrant representing the Warrant so transferred. Upon any partial transfer, the Company will issue and deliver to Holder a new Warrant with respect to the Warrant not so transferred. Holder shall not have any right to transfer any portion of this Warrant to any direct competitor of the Company.

        11.    No Fractional Shares.    No fractional share of Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional share the Company shall make a cash payment therefor upon the basis of the Warrant Price then in effect.

        12.    Charges, Taxes and Expenses.    Issuance of certificates for shares of Common Stock upon the exercise of this Warrant shall be made without charge to the Holder for any United States or state of the United States documentary stamp tax or other incidental expense with respect to the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder.

        13.    No Shareholder Rights Until Exercise.    This Warrant does not entitle the Holder hereof to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof.

        14.    Registry of Warrant.    The Company shall maintain a registry showing the name and address of the registered Holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at such office or agency of the Company, and the Company and Holder shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

        15.    Loss, Theft, Destruction or Mutilation of Warrant.    Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant, having terms and conditions substantially identical to this Warrant, in lieu hereof.

        16.    Miscellaneous.

    (a)
    Issue Date.    The provisions of this Warrant shall be construed and shall be given effect in all respect as if it had been issued and delivered by the Company on the date hereof.

    (b)
    Successors.    This Warrant shall be binding upon any successors or assigns of the Company.

    (c)
    Governing Law.    This Warrant shall be governed by and construed in accordance with the laws of the State of California.

    (d)
    Headings.    The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

    (e)
    Saturdays, Sundays, Holidays.    If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of California, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

        17.    No Impairment.    Except and to the extent as waived or consented to by the Holder, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

        18.    Addresses.    Any notice required or permitted hereunder shall be in writing and shall be mailed by overnight courier, registered or certified mail, return receipt required, and postage pre-paid, or otherwise delivered by hand or by messenger, addressed as set forth below, or at such other address as the Company or the Holder hereof shall have furnished to the other party.

If to the Company:	Metabasis Therapeutics, Inc.
11119 North Torrey Pines Road
La Jolla, CA 92037
Attn: Chief Financial Officer
If to the Holder:	Oxford Finance Corporation
133 N. Fairfax Street
Alexandria, VA 22314
Attn: Timothy A. Lex, Chief Operating Officer

        IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officers thereunto duly authorized.

Dated as of March 14, 2008.

METABASIS THERAPEUTICS, INC.

By:

Name:

Title:

NOTICE OF EXERCISE

TO:

        1.     The undersigned, Oxford Finance Corporation ("Holder") elects to acquire shares of the Common Stock of                        (the "Company"), pursuant to the terms of the Stock Purchase Warrant dated March 14,2008 (the "Warrant").

        2.     The Holder exercises its rights under the Warrant as set forth below:

    ☐
    The Holder elects to purchase                        shares of Common Stock as provided in Section 3(a), (c) and tenders herewith a check in the amount of $                        as payment of the purchase price.

    ☐
    The Holder elects to convert the purchase rights into shares of Common Stock as provided in Section 3(b), (c) of the Warrant.

        3.     The Holder surrenders the Warrant with this Notice of Exercise.

        4.     The Holder represents that it is acquiring the aforesaid shares of Common Stock for investment and not with a view to or for resale in connection with, distribution and that the Holder has no present intention of distributing or reselling the shares.

        5.     Please issue a certificate representing the shares of Common Stock in the name of the Holder or in such other name as is specified below:

Name:

Address:

Taxpayer I.D.:

Oxford Finance Corporation
By:

Name:

Title:

Date:

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  Exhibit 4.12